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                                                                     EXHIBIT 5.1
                                                      OPINION REGARDING LEGALITY



November 11, 1997



Bucyrus International, Inc.
1100 Milwaukee Avenue
P.O. Box 500
South Milwaukee, Wisconsin  53172

Jefferies & Company, Inc.
Donaldson, Lufkin & Jenrette Securities Corporation
c/o Salomon Brothers Inc
Seven World Trade Center
New York, NY   10048

         Re:     Form S-4 Registration Statement for
                 Bucyrus International, Inc.
                 $150,000,000 9 3/4% Senior Notes Due 2007


Gentlemen:

         We have acted as counsel to Bucyrus International, Inc., (the "Company") and to Boonville Mining Services, Inc., Minserco, Inc., and Von's Welding, Inc. (collectively, the "Guarantors") (the Company and the Guarantors being collectively referred to herein as the "Registrants") in connection with the preparation and filing of the above-referenced Registration Statement and the proposed issuance by the Company of up to $150,000,000 of its 9 3/4% Senior Notes Due 2007 (the "Exchange Notes") in an exchange offer for the Company's existing 9 3/4% Senior Notes Due 2007 issued on September 24, 1997 (the "Existing Notes"), and the proposed issuance by the Guarantors of their joint and several guarantee of the Exchange Notes (the "Guarantee") (the Exchange Notes and the Guarantee are collectively referred to as the "Securities"), to which Securities the Registration Statement relates.

         We have also examined the Articles of Incorporation or Certificates of Incorporation and By-Laws of each of the Registrants, certain corporate resolutions of the Registrants, and such other documents, records, certificates and agreements, and have made such legal and factual investigations, as we have deemed necessary to enable us to render the opinions expressed herein. As to the various matters of a factual nature forming the basis for our opinions herein, we have relied, to the extent we deemed appropriate, upon various representations made and information furnished to us by various representatives of the Registrants. We have assumed the authenticity of all documents and instruments represented to us to be originals and the
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conformity to originals of all documents and instruments represented to us to be copies of originals.

         We are admitted to the Bar of the State of Wisconsin. In rendering the opinions expressed herein, we have relied as to matters involving the application of laws other than the federal laws of the United States or the Delaware General Corporation Law, upon the opinions of other counsel for the Company and have assumed, with respect to enforceability that the applicable laws of the State of New York are substantially identical in all material respects to the laws of the State of Wisconsin.

         Based on the foregoing, it is our opinion that the Securities being offered by the Registrants, when issued against payment of the consideration therefor (consisting of the exchange of a like amount of Existing Notes) as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable, and will (i) in the case of the Exchange Notes, be the valid, legal and binding obligations of the Company enforceable against the Company in accordance with their terms; and (ii) in the case of the Guarantee, be the valid, legal and binding obligation of the Guarantors enforceable against the Company in accordance with their terms. Our opinion expressed herein as to enforceability is subject to and limited in each case by the effect of (1) bankruptcy, insolvency, reorganization, arrangement, moratorium, and other laws affecting or relating to the rights of creditors generally; (2) rules of law governing specific performance, injunctive relief, or other equitable remedies and general principles of equity; (3) the discretion of the court before which any proceeding may be brought; and (4) certain rules of law which may render certain provisions of the documents evidencing the Securities unenforceable in part, but the unenforceability of such provisions will not preclude the practical realization of the principal benefits and/or security intended to be provided thereby.

         We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and any amendments thereto (including post-effective amendments) and to the reference to this firm and to this opinion under the caption "LEGAL MATTERS" in the Prospectus which forms a part of the Registration Statement.

                                        Very truly yours,

                                        WHYTE HIRSCHBOECK DUDEK S.C.


                                        By: /s/ Andrew J. Guzikowski
                                            -------------------------------
                                            Andrew J. Guzikowski